Exhibit 99.1


 Albany Molecular Research, Inc. Announces Third Quarter 2003 Results

    ALBANY, N.Y.--(BUSINESS WIRE)--Nov. 4, 2003--Albany Molecular
Research, Inc. (Nasdaq:AMRI) today reported financial results for the quarter and nine-month period ending September 30, 2003.

    Third Quarter 2003 Results

    Total revenue for the third quarter of 2003 increased by $13.3 million, or 41.6%, to $45.4 million, compared to the third quarter of 2002. Total contract revenue for the third quarter of 2003 increased by 73.6% to $33.0 million, compared to total contract revenue of $19.0 million during the third quarter of 2002. Not included in this total contract revenue is an additional $1.2 million in deferred revenue, attributable to several completed cGMP batches temporarily being held at AMRI facilities at the request of customers. By contract the projects are complete, there is no risk to AMRI, and AMRI stores and ships these materials, often in multiple shipments to multiple sites, as an added service. In order to support our customers, AMRI has agreed to provide temporary storage on a case by case basis. In such situations, even though a project may be complete, revenue recognition will not occur until the materials are shipped from AMRI facilities. AMRI anticipates shipping and recognizing approximately $1.0 million of the deferred revenue and related profit in the fourth quarter of 2003.
    AMRI's financial results for the third quarter of 2003, including the increases in total revenue and total contract revenue, reflect its 100% ownership of Organichem Corporation. In February 2003, AMRI completed its purchase of Organichem. During 2002, AMRI only included its proportionate share of Organichem's net income in its income statement as equity in income of unconsolidated affiliates.
    Recurring royalties for the third quarter of 2003 were $12.4 million, a 5.1% decrease from recurring royalties of $13.1 million in the third quarter of 2002. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra(R) (Telfast(R) outside the United States) for patents relating to the active ingredient in Allegra.
    Contract revenue for AMRI for the third quarter of 2003, not including its Organichem division and not including $600,000 in deferred revenue, was $15.7 million, a decrease of 17.7% compared to contract revenue of $19.0 million during the third quarter of 2002. AMRI anticipates shipping and recognizing approximately $400,000 of the deferred revenue and related profit in the fourth quarter of 2003. Contract revenue for AMRI, not including its Organichem division, for the second quarter of 2003 was $16.2 million. Gross profit margin for AMRI's contract business, excluding its Organichem division, was 34.6% in the third quarter of 2003, compared to 42.7% in the third quarter of 2002, and 34.5% in the second quarter of 2003.
    Contract revenue at AMRI's Organichem division in the third quarter of 2003, not including $588,000 in deferred revenue, was $17.4 million, an increase of 8.0% compared to contract revenue of $16.1 million during the third quarter of 2002. Recognition of the deferred revenue of $588,000 is expected to occur in the fourth quarter of 2003. Gross profit margin for Organichem in the third quarter of 2003 was 32.1%, compared to 24.0% in the third quarter of 2002, and 17.9% in the second quarter of 2003.
    Net income in the third quarter of 2003 decreased by $1.9 million, or 18.6%, to $8.3 million, or $0.26 per share on a diluted basis, as compared to net income in the third quarter of 2002 of $10.2 million, or $0.31 per share on a diluted basis. Not included in net income was gross profit on the $1.2 million of deferred revenue, which would have increased net income for the quarter by $0.01 per share.
    "During the third quarter, AMRI continued to perform well in what we believe is one of the most challenging periods for the pharmaceutical and biotechnology industries in the last 30 years," said Chairman, President and Chief Executive Officer Thomas E. D'Ambra, Ph.D. "For the last 12-18 months, we have dealt with a contraction of R&D outsourcing spending by many companies in the pharmaceutical and biotechnology industries, driven in part by shrinking R&D budgets, the Pfizer-Pharmacia merger, and by a more recent trend to evaluate off-shore opportunities. The net result has been a tough period where trends had been negative. The good news, I believe, is that the corner has been turned and we are continuing to see an increase in inquiries and spending. AMRI has begun to recruit again -- we expect growth next year. Although we need to get through our exposure with the end of the year renewal period, we are optimistic that 2004 will be a year of a return to growth in AMRI's contract services business."
    D'Ambra continued, "We are also pleased to mention AMRI's receipt during the third quarter of two small milestone payments for achievements from customer projects. One of these, a milestone of $150,000, was achieved for progress in a computational research collaboration, for identifying a different class of compounds, or chemotype, that met certain biological testing criteria. The second milestone payment of $20,000 was achieved for issuance of a customer's patent in which AMRI scientists are named as inventors. Although the payment is small, this project pertains to a compound that is currently in phase III clinical trials. Should the product receive FDA approval, there is a possibility that AMRI may receive a fractional royalty on worldwide sales. These payments, and the potential for a future small royalty, validate the often valuable contributions of AMRI scientists to the drug discovery and development efforts of our customers, and are representative of additional opportunities in our pipeline to achieve downstream revenues through milestones and royalties. As part of AMRI's Technology Incentive Program, 10% of these milestone payments were paid out to the respective scientists who made intellectual contributions on each project, resulting in the achievement of each milestone. We are pleased to be able to share with the employees responsible for this success."

    Year-to-Date

    Total revenue for the nine-month period ending September 30, 2003 increased to $144.3 million, an increase of $53.0 million, or 58.1%, compared to total revenue of $91.3 million during the same period in 2002. Total contract revenue for the first nine months of 2003 increased 97.6% to $105.6 million, compared to contract revenue of $53.5 million for the comparable period in 2002. AMRI's financial results for the first nine months of 2003, including the increases in total revenue and total contract revenue, reflect its 100% ownership of Organichem. In February 2003, AMRI completed its purchase of Organichem. During 2002, AMRI only included its proportionate share of Organichem's net income in its income statement as equity in income of unconsolidated affiliates.
    Recurring royalty revenue for the first nine months of 2003 increased by 2.2% to $38.7 million, compared to recurring royalty revenue of $37.9 million during the first nine months of 2002.
    D'Ambra added, "Allegra sales and AMRI's resulting royalties showed a decrease in the third quarter relative to the same period in 2002, forecasting an end to the significant growth period of this important drug. AMRI continues to receive significant royalty payments, which it continues to invest in its future. In the last five years, we have invested over $230 million in technologies, facilities, and equipment. We intend to continue growing those investments, and seek the return we believe will come."
    Contract revenue for AMRI, excluding its Organichem division, for the nine-month period ending September 30, 2003 was $47.6 million, a decrease of 10.9% compared to contract revenue of $53.5 million during the same period in 2002. Gross profit margin for AMRI's contract business, excluding its Organichem division, was 34.9% in the nine-month period ended September 30, 2003, compared to 42.5% for the comparable period in 2002.
    Contract revenue at AMRI's Organichem division for the nine-month period ending September 30, 2003 was $58.0 million, a decrease of 7.8% compared to contract revenue of $62.9 million during the same period in 2002. Gross profit margin for Organichem for the nine-month period ending September 30, 2003 was 20.4%, compared to 24.0% for the comparable period in 2002. During the first nine months of 2003, Organichem's gross profit margin was negatively impacted by $1.0 million in purchase accounting expenses related to an increase in the value of inventories acquired in the Organichem purchase.
    Net income for the nine-month period ending September 30, 2003 was $20.7 million, or $0.64 per share on a diluted basis, representing a 29.9% decrease compared to net income during the first nine months of 2002. Net income for the comparable period in 2002 was $29.5 million, or $0.88 per share on a diluted basis. Included in net income for the first nine months of 2003 is a $0.02 negative impact of the $1.0 million pretax purchase accounting expense related to the company's acquisition of Organichem, and an additional $0.03 negative impact of a $1.4 million pretax charge related to the termination of the company's lease in Iowa.
    The total number of employees at AMRI (including Organichem) at the end of the third quarter of 2003 was 840. At September 30, 2003, AMRI had cash, cash equivalents and investments of $129.0 million, compared to $122.6 million at June 30, 2003. The net increase of $6.4 million in cash, cash equivalents and investments in the third quarter of 2003 was due primarily to cash generated from operations of $17.8 million, offset by the repurchase of AMRI stock at a cost of $3.7 million, and $7.5 million in purchases of property plant and equipment. Total debt at September 30, 2003 was $63.8 million, compared to $65.0 million at June 30, 2003. Total common shares outstanding at September 30, 2003 were 31,701,300.

    Earnings Guidance

    AMRI Chief Financial Officer David P. Waldek provided earnings guidance for the fourth quarter of 2003 and preliminary guidance for 2004. Waldek said, "We are projecting diluted earnings per share for the fourth quarter of 2003 to grow 19% to 23% over the trailing third quarter of 2003 and range from $0.31 to $0.32. Contract revenues for AMRI in the fourth quarter of 2003, excluding the Organichem division, are forecasted to grow 9% to 12% over the trailing third quarter of 2003 and range from $17.0 to $17.5 million. Contract revenues for Organichem in the fourth quarter are projected to increase 15% to 18% over the trailing third quarter and range from $20.0 to $20.5 million. The fourth quarter 2003 guidance assumes consistent Allegra royalties compared to the trailing third quarter."
    Waldek continued, "Based on the fourth quarter guidance, we are projecting full year 2003 diluted earnings per share to range from $0.95 to $0.96 per share, reflecting lower projected full year Allegra royalties. Included in our full year 2003 diluted earnings per share projection is a $0.05 negative combined pre-tax impact of the first quarter lease termination charge of $1.4 million related to the company's relocation from Iowa, and the purchase accounting expense of $1.0 million related to the acquisition of Organichem, recorded across the first three quarters of 2003."
    Waldek continued, "The visibility on our 2004 contract revenue will become more clear over the next several months as pharmaceutical companies finalize their 2004 budgets. Although we are hopeful that all or most of our contracts that are up for renewal over the next two to three months will actually renew, we have only included approximately 75% of the revenue from those contracts in our initial 2004 guidance. Given that assumption, we are projecting AMRI contract revenue for the full year 2004, excluding Organichem, to grow from 0% to 7% and range from $65.0 to $70.0 million. Contract revenue for Organichem for the full year 2004 is projected to grow from 0% to 4% and range from $78.0 to $81.0 million. Absent any current forecast from Aventis for Allegra, we are incorporating up to a 5% decline in Allegra royalties for the full year 2004 as compared to 2003. We are projecting diluted earnings per share for the full year 2004 to range from $0.97 to $1.05 compared to the $0.95 to $0.96 projection for 2003."
    Waldek added, "For the first quarter of 2004, we are projecting diluted earnings per share for AMRI in the range of $0.19 to $0.21 per share, compared to $0.13 per share in the first quarter of 2003. Included in net income for the first quarter of 2003 was a $0.03 negative impact from a $1.4 million charge related to the termination of the company's lease in Iowa, as well as a $300,000 purchase accounting expense related to AMRI's acquisition of Organichem. We are projecting AMRI contract revenue for the first quarter of 2004, excluding Organichem, to range from $16.5 to $17.5 million, compared to $15.7 million in the first quarter of 2003. Contract revenue for Organichem for the first quarter 2004 is projected to range from $20.0 to $21.0 million, compared to $18.1 million in the first quarter of 2003. Royalties from sales of Allegra in the first quarter of 2004 are assumed to decline by as much as 5% as compared to the first quarter of 2003."
    Waldek also noted that this earnings guidance does not reflect the impact of any potential future warrants issued to Bristol-Myers Squibb to purchase additional shares of AMRI common stock. AMRI issued warrants for the purchase of AMRI common stock to Bristol-Myers Squibb in early 2002 under an agreement whereby Bristol-Myers Squibb transferred intellectual property to AMRI, providing AMRI with ownership of one of Bristol-Myers Squibb's pre-clinical drug candidates, along with patent applications covering attention deficit hyperactivity disorder (ADHD) and central nervous system indications. AMRI expects a future warrant expense of $2.5 million, which it anticipates will be partially offset by up-front revenue resulting from licensing the intellectual property to a third party.

    Third Quarter 2003 Highlights

    Noteworthy items and company announcements during the third quarter of 2003 include the following:

    -- AMRI received two milestone payments totaling $170,000 from different customers for contributions to projects by AMRI scientists. The payments recognize work done by scientists on AMRI's computer-aided drug design team based at the company's Bothell Research Center, as well as scientists in AMRI's Albany, New York-area chemical development department.

    -- AMRI repurchased 255,154 shares at a total cost of $3.7 million during the third quarter. Through September 30, 2003, the total number of shares repurchased by AMRI under a $15 million share repurchase program authorized in 2002 by the board of directors was 928,754 at a total cost of $12.8 million. Subsequent to September 30, 2003, AMRI purchased an additional 148,178 shares of its stock for $2.2 million, completing the $15 million authorized share repurchase program.

    -- AMRI was recognized again by two respected national business publications. The company was named to Fortune magazine's list of the 100 Fastest-Growing Companies in America, marking the second consecutive year that AMRI has appeared on the list. AMRI also ranked 67th on the Forbes list of the 200 Best Small Companies, marking the fourth consecutive year that AMRI has made that list.

    Third Quarter Conference Call

    The company will hold a conference call at 10:00 a.m. Eastern Time on November 4, 2003 to discuss its quarterly results and business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 888-273-9887 (for domestic calls) or 612-332-0637 (for international calls) at 9:45 a.m. and reference the AMRI Third Quarter 2003 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 3:15 p.m. on November 4, 2003. To access the replay by telephone, please call 800-475-6701 (for domestic calls) or 320-365-3844 (for international calls) and use access code #702794. In addition, replays of the call will be available for 12 months on the company's Web site at www.albmolecular.com/investor.

    About Albany Molecular Research, Inc.

    Albany Molecular Research, Inc. is a leading research, drug discovery, development and manufacturing company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs, and provides cGMP manufacturing of active pharmaceutical ingredients through its wholly owned subsidiary, Organichem Corporation.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of earnings for the fourth quarter of 2003, first quarter of 2004 and for the full year 2003 and 2004, trends in pharmaceutical and biotech outsourcing and the positioning of the company's contract business for 2003 and 2004, the expected level of 2003 and 2004 contract revenues for AMRI and Organichem, expected future sales of Allegra, and the acquisition and expected performance of Organichem Corporation, including the expected reduction of operating costs relating to the integration of operations. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Aventis) and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, and Claritin's approval for over-the-counter use, the integration and operating risks associated with the company's acquisition of Organichem, the company's ability to enforce its intellectual property and technology, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, the company's ability to successfully complete its ongoing expansion projects on schedule and integrate acquired companies, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission on March 31, 2003. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.


                    Albany Molecular Research, Inc.
              Condensed Consolidated Statements of Income
                              (unaudited)

(Dollars in thousands, except for per share data)

                             Three Months Ended    Nine Months Ended
                            --------------------  --------------------
                            Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                              2003       2002       2003       2002
                            ---------  ---------  ---------  ---------

Contract revenue            $ 33,005   $ 19,015   $105,621   $ 53,451
Recurring royalties           12,400     13,061     38,700     37,861
                            ---------  ---------  ---------  ---------
   Total revenue              45,405     32,076    144,321     91,312

Cost of contract revenue      22,023     10,893     77,194     30,747
Technology incentive award     1,253      1,306      3,883      3,780
Research and development       5,482      1,893     16,600      5,609
Selling, general and
 administrative                4,047      3,364     15,478      9,676
                            ---------  ---------  ---------  ---------
   Total costs and expenses   32,805     17,456    113,155     49,812
                            ---------  ---------  ---------  ---------

Income from operations        12,600     14,620     31,166     41,500

Equity in (loss) income of
 unconsolidated affiliates       (57)       260       (211)     1,529
Minority interest in
 consolidated subsidiary          --         --        133         --
Interest income (expense),
 net                             330      1,029        881      3,134
Other income, net                 14         --        146         85
                            ---------  ---------  ---------  ---------

Income before income tax
 expense                      12,887     15,909     32,115     46,248

Income tax expense             4,574      5,698     11,400     16,710
                            ---------  ---------  ---------  ---------

Net income                  $  8,313   $ 10,211   $ 20,715   $ 29,538
                            =========  =========  =========  =========


Basic earnings per share    $   0.26   $   0.32   $   0.65   $   0.90
                            =========  =========  =========  =========

Diluted earnings per share  $   0.26   $   0.31   $   0.64   $   0.88
                            =========  =========  =========  =========


                   Albany Molecular Research, Inc.
               Selected Consolidated Balance Sheet Data
                             (Unaudited)

Dollars in thousands

                                         Sept. 30, 2003  Dec. 31, 2002

Cash, Cash Equivalents and Investments      $  129,044     $  129,537

Accounts receivable, net                        18,935         13,572
Inventories                                     33,745         13,402
Royalty receivable                              12,249         13,251
Total current assets                           200,179        173,093

Net property, plant and equipment
                                               141,382         72,518
Goodwill and Intangible Assets                  48,183         21,985

Total assets                                   392,987        302,736

Current liabilities                             26,064          9,960
Long-term debt                                  54,216          5,281
Stockholders' equity                           294,219        282,367

Total liabilities and stockholders' equity  $  392,987     $  302,736



    CONTACT: Albany Molecular Research, Inc.
             David Albert, 518-464-0279